SELLING GROUP AGREEMENT

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As principal underwriter for the Issuers on Exhibit I, which is made a part of this agreement, we invite you to participate in the distribution of any or all such bonds subject to the following terms:

1. You are to offer and sell such bonds only at the public offering price, in accordance with the terms of the then current prospectus. You shall not have authority to act as agent of the Issuer, for us, or for any other dealer in any respect. All orders are subject to acceptance by us and become effective only upon confirmation by us.

       Sales may be made only in those states where the bonds have been qualified for sale and where your firm and its registered representatives are licensed to sell. Should your firm wish to offer the securities in a state where they are not qualified for sale, it shall be the responsibility of your firm to pay for qualification of the securities in those states. MMR will help with the actual qualification process.

2. MMR Investment Bankers, Inc. ("MMR") will process all orders and provide with the order a prospectus at no cost to your firm.

       MMR will instruct your customers to make their checks payable to the Escrow agent. Upon receipt of payment, MMR will promptly transmit the checks and Subscription Agreement by noon of the next business day to the Escrow Agent.
The Escrow Agent will notify MMR when the minimum contingency has been met. MMR will then notify your firm.

       If there is no minimum contingency, or if the minimum contingency has been met, MMR will instruct your customers to make their checks payable to the Registrar. Upon receipt, MMR will promptly transmit the checks and Subscription Agreements by noon of the next business day to the Registrar. When the escrow amount is met, the Registrar will mail the bonds or confirmations to your customers. If there is no escrow, the Registrar will mail the bonds or confirmations to your customers within four weeks of receipt of the check. The procedure for the handling of orders shall be subject to instructions which we shall forward from time to time to all members of the Selling Group. We shall not accept any order from you which is placed on a conditional basis or subject to any delay or contingency prior to execution.

3. You will receive a concession of __________% of the face amount of each bond sold. Occasionally, MMR may be willing to negotiate a bonus if your firm would be willing to commit to selling a large block of bonds during a specified period of time. If there is an escrow amount to be met, your concession will be paid after escrow is met. If there is no escrow, your concession will be forwarded in a timely manner once it is received by us.

4. We shall furnish you without charge a "copy ready" Prospectus, with any supplements currently in effect, and "copy ready" sales materials issued by us from time to time. In the

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purchase of bonds through us, you are entitled to rely only on the information contained in the offering Prospectus. You may not publish any advertisement or distribute sales literature or other written material to the public which makes reference to us or any of the Issuers (except material which we furnish to you) without prior written approval. It will be the responsibility of your firm to make sure all sales literature used by your firm is in compliance with state and national regulatory agencies.

5. This agreement is in all respects subject to statements regarding the sale of bonds made in the offering Prospectuses of the respective Issuers, and to the Rules of Fair Practice of the National Association of Securities Dealers, Inc., which shall control and override any provision to the contrary in this Agreement.

6. In accordance with Article III, Section 24 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., you represent that you are a properly registered or licensed broker or dealer under applicable federal and state securities laws and regulations and a member in good standing of the National Association of Securities Dealers, Inc., and agree to notify us immediately if you cease to be so registered or licensed or a member in good standing of that Association. You agree to comply with the NASD Rules of Fair Practice including but not limited to Sections 8, 24, 36 and 25.

7. Either of us may cancel this Agreement at any time by written notice to the other. The right to sell shall cease upon receipt of written notice.

8. MMR shall notify you periodically of offerings available for sale. Notification will also be given when an issue is no longer available for sale by your firm.

9. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

This agreement should be executed in duplicate and one of the duplicate originals should be returned to us for our file.

Accepted:

MMR INVESTMENT BANKERS, INC.

By:
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By:
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 Address:
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Phone:
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Date:
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                          EXHIBIT I

ISSUER            CONCESSION(1)          LOCATION  STATES FILED/QUALIFIED(2)